Exhibit 10.3

[LOGO]	CONFIDENTIAL — This document was developed at private expense and includes trade secrets and commercial or financial information, or both, that Tesla Motors, Inc. considers privileged, confidential, and exempt from disclosure under the Freedom of Information Act (5 USC § 552(b)).

June 15, 2010

Mr. John DiDonato

President

New United Motor Manufacturing, Inc.

45500 Fremont Boulevard

Fremont, California 94538-6368

Re: Amendment No. 1 to Letter Agreement

Dear John:

This letter (“Amendment No. 1”) amends and adds additional terms to the Letter Agreement dated May 26, 2010 under which Tesla Motors, Inc. has agreed to purchase and NUMMI has agreed to sell the NUMMI manufacturing plant and associated land in Fremont, California. Such amended and additional terms are as follows:

1. Waiver of Termination Right. NUMMI hereby waives its right to terminate the Letter Agreement pursuant to terms set forth in the second sentence of Section 2(c)(ii) in the Letter Agreement.

2. Removal of Equipment. The last sentence of Section 4(b)(iii)(2) of the Letter Agreement is replaced with the following sentence:

Upon 2 months advance notice which Buyer shall give no later than August 1, 2010 that specified equipment owned by Seller will interfere with Buyer’s Model S manufacturing operations, such equipment will be removed by Seller by March 31, 2011, except as the parties may agree otherwise in writing.

3. Access by NUMMI. The first four sentences of Section 4(b)(v)(1) of the Letter Agreement are replaced with the following three sentences:

(1)

Seller shall have an irrevocable license to enter onto the Property for the period commencing on the Closing and ending on March 31, 2011, except as the parties may otherwise agree, upon prior notice (including the names of individuals proposed to enter) and agreement by Buyer, which shall not be unreasonably withheld; provided, however that such

CONFIDENTIAL: Contains proprietary commercial / financial information and / or trade secrets. Do not release under FOIA.

[LOGO]	CONFIDENTIAL — This document was developed at private expense and includes trade secrets and commercial or financial information, or both, that Tesla Motors, Inc. considers privileged, confidential, and exempt from disclosure under the Freedom of Information Act (5 USC § 552(b)).

access by Seller will not be unreasonably interfere with Buyer’s operations. The license fee shall be $1.00 for the entire license term. Seller agrees that the license will terminate March 31, 2011, except as the parties may otherwise agree.

All other terms of the Letter Agreement will remain in full force and effect. Please confirm that the foregoing terms are acceptable to NUMMI and countersign one copy of this Amendment No. 1 and return to Tesla. We appreciate your assistance.

Sincerely,

Tesla Motors, Inc.

By:	/s/ Mike Taylor
Mike Taylor
VP, Finance

ACCEPTED AND AGREED TO AS OF JUNE 15, 2010

New United Motor Manufacturing, Inc.

By: /s/ John C. DiDonato

Printed: John C. DiDonato

CONFIDENTIAL: Contains proprietary commercial / financial information and / or trade secrets. Do not release under FOIA.